Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of Movano Inc. of our report dated December 19, 2025, relating to the financial statements of Corvex, Inc. (the Company), which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus

/s/ BDO USA, P.C.

Potomac, Maryland

February 12, 2026